Exhibit 99.1

Urex Energy Announces New Director

Urex Energy Corp. (the "Company" or "Urex") (OTCBB:URXE) is pleased to announce that Mr. Oscar Yoshitaka Yokoi, the Company's South American Manager, was appointed to the board of directors of the Company.

Mr. Yokoi has over 29 years of mining and mineral exploration experience and received a Bachelors of Science in Geology (1977) from the University of Sao Paulo and a Masters of Arts in Business Administration (2003) from UNA Belo Horizonte. During his career, Mr. Yokoi was employed by BP Minerals, Brascan, Homestake Mining Company, Votorantim and JOGMEC and has consulted for CVRD, Placer Dome, and Meridian Gold.

Mr. Yokoi has taken charge of Urex's Rio Chubut Project, which includes the recently announced drill program on the Cerro Solo Block that comprises a seismic refraction geophysical survey and a 30 hole drill program. Urex's Cerro Solo Claim Block borders Comision Nacional de Energia Atomica's ("CNEA") 10 million pound Cerro Solo Uranium Deposit.

In addition, Mr. Yokoi will direct a comprehensive geologic review of the entire Rio Chubut Property (170,000 hectares) with the objective of screening uranium anomalies for future drill testing.

More than 2,300 radiometric anomalies were defined in the Chubut Basin by airborne geophysical surveys conducted by CNEA of Argentina (CNEA, 1997). The Chubut Basin with permissive geology and lack of an intensive exploration history presents an excellent opportunity for the discovery of new uranium deposits.

Additionally, the Company announces that it has accepted the resignation of Mr. Michael Iverson, a director of the Company. Urex wishes to thank Mr. Iverson for his service to the Company.

For more information please visit the Company's website located at www.urexenergy.com.

About Urex Energy Corp.

Urex is focused on actively exploring and developing uranium properties in Argentina and New Mexico. Urex owns a 99.8% interest in the Rio Chubut property comprised of 170,000 hectares of land which is adjacent to the Cerro Solo Uranium deposit located in Chubut Province within Patagonia of southern Argentina. The Cerro Solo exploration block is approximately 20 km x 50 km, and borders the Cerro Solo Uranium deposit to both the North and the South.

Urex also owns a 100% interest in the La Jara Mesa Extension uranium property consisting of 137 unpatented mining claims in the Grants Mining District, Cibola County, New Mexico. The La Jara Mesa Extension property lies adjacent to Laramide Resources Ltd.'s La Jara Mesa and Melrich uranium deposits. Between 1950 and 1978 the Grants Mining District produced 270 million pounds of uranium oxide which ranks it as the most prolific uranium district in the United States.

Notice Regarding Forward Looking Statements

This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, including any statements that Urex may or will discover uranium deposits through its exploration activities. Actual results relating to, among other things, reserves, results of exploration, capital costs, drilling programs and mine production costs could differ materially from those currently anticipated in such forward-looking statements. Factors affecting forward-looking statements include: the speculative nature of mining exploration and development activities; changes in ore reserve estimates; the productivity of Urex's mining properties; changes in the operating costs; changes in economic conditions and conditions in the precious metals, especially uranium, changes in the demand for precious metals, including uranium, foreign exchange and other financial markets; changes in the prices for uranium, precious metals or other minerals Urex develops or produces; changes in investment and exploration expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Urex operates; technological, mechanical and operational difficulties encountered in connection with Urex's mining activities; and labour relation matters and costs. You should refer to the risk disclosures set out in Urex's periodic reports filed from time-to-time with the Securities and Exchange Commission and available at www.sec.gov.

Urex Energy Corp.

Mr. Brad Long, Investor Relations

Toll Free: 866-493-(URXE) 8793

Direct: 360-332-4547

Email: info@urexenergy.com

www.urexenergy.com